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                                  Exhibit 23(i)
                               Opinion of Counsel

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                                  [LETTERHEAD]

April 29, 2009

Transamerica Series Trust
570 Carillon Parkway
St. Petersburg, Florida 33716

Re: Transamerica Series Trust (the "Trust")
    Offering of Shares of Beneficial Interest
    Post-Effective Amendment No. 80
    File Nos.: Registration No. 033-00507 and 811-04419

Dear Sir or Madam:

In my capacity as Vice President, General Counsel and Secretary, I have acted as counsel for the Trust and have reviewed the Registration Statement under the Securities Act of 1933 on Form N-1A, and amendments thereto, with respect to the offer and sale of shares of beneficial interest, no par value, of the above-referenced Trust.

I have examined the Trust's Declaration of Trust and Bylaws, as amended; the proceedings of its Board of Trustees relating to the authorization, issuance, and proposed sale of the shares; and such other records and documents as I deemed relevant. Based upon such examination, it is my opinion that upon the issuance and sale of the shares of beneficial interest of the Trust in the manner contemplated by the aforesaid Registration Statement, as amended, such shares will be validly issued, fully paid and non-assessable outstanding shares of beneficial interest of the Trust.

                                        Very truly yours,


                                        /s/ Dennis P. Gallagher
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                                        Dennis P. Gallagher, Esq.
                                        Vice President, General Counsel
                                        and Secretary